Exhibit 99.1

Contact:	William H. Galligan, 816-983-1551

KCS Announces Acceptance and Payment for Tenders from Holders of KCSM’s 7 5/8%

Senior Notes Due 2013 and KCSM’s 12 1/2% Senior Notes Due 2016

Kansas City, Missouri, December 20, 2010 – Kansas City Southern (“KCS”) (NYSE: KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de México, S.A. de C.V. (the “Company”) has accepted for purchase tenders of $142,617,000 aggregate principal amount of its 7 5/8% Senior Notes due 2013 (CUSIP No. 485161AD5) (ISIN No. US485161AD52) (the “7 5/8% Notes”) and $31,894,000 aggregate principal amount of its 12 1/2% Senior Notes due 2016 (CUSIP No. 485161AF0) (ISIN No. US485161AF01) (the “12 1/2% Notes” and, together with the 7 5/8% Notes, the “Notes”). The Notes accepted for purchase were tendered at or prior to 12:00 midnight, New York City time, on December 17, 2010 (the “New Expiration Time”), pursuant to the Company’s previously-announced extension of tender offers for the Notes.

KCS expects to record a one-time charge of approximately $19 million on a pre-tax basis (approximately $0.12 per diluted share on an after-tax basis) in the fourth quarter of 2010 for debt retirement costs.

Holders who had not validly tendered their 7 5/8% Notes on or prior to 5:00 p.m., New York City time, on November 16, 2010 (the “Consent Deadline”), but who validly tendered prior to the New Expiration Time received $1,010.63, payable in cash, for each $1,000.00 principal amount of 7 5/8% Notes accepted for purchase. Holders who validly tendered and did not withdraw their 7 5/8% Notes prior to the Consent Deadline received $1,040.63, payable in cash, for each $1,000.00 principal amount of 7 5/8% Notes accepted for purchase. Payment for the 7 5/8% Notes accepted for purchase was made on December 20, 2010.

Holders who had not validly tendered their 12 1/2% Notes on or prior to 5:00 p.m., New York City time, on November 16, 2010 (the “Early Tender Deadline”), but who validly tendered prior to the New Expiration Time received $1,210.00, payable in cash, for each $1,000.00 principal amount of 12 1/2% Notes accepted for purchase. Holders who validly tendered and did not withdraw their 12 1/2% Notes prior to the Early Tender Deadline received $1,240.00, payable in cash, for each $1,000.00 principal amount of 12 1/2% Notes accepted for purchase. Payment for the 12 1/2% Notes accepted for purchase was made on December 20, 2010.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any of the Notes. The tender offers are being made solely pursuant to the terms and conditions described in the relevant Offer to Purchase.

Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains forward-looking statements that are not based upon historical information. Readers can identify these forward-looking statements by the use of such verbs as “expects,” “anticipates,” “believes” or similar verbs or conjugations of such verbs. Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date of this news release. However, such statements are dependent on and, therefore, can be influenced by, a number of external variables over which management has little or no control, including: domestic and international economic conditions; interest rates; the business environment in industries that produce and consume rail freight; competition and consolidation within the transportation industry; fluctuation in prices or availability of key materials, in particular diesel fuel; labor difficulties, including strikes and work stoppages; credit risk of customers and counterparties and their failure to meet their financial obligation; the outcome of claims and litigation; legislative and regulatory developments; political and economic conditions in Mexico and the level of trade between the United States and Mexico; changes in securities and capital markets; disruptions to the Company’s technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; acts of terrorism or risk of terrorist activities; war or risk of war; and other factors affecting the operation of the business of KCS and KCSM. More detailed information about these factors may be found in filings by Kansas City Southern and Kansas City Southern de México, S.A. de C.V. with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. KCS and KCSM are under no obligation to, and expressly disclaim any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events or otherwise.

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